Registration No. 333-
As filed with the Securities and Exchange Commission on March 13, 2001

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549
                             ----------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                              EASTMAN KODAK COMPANY

             (Exact name of registrant as specified in its charter)

      NEW JERSEY                                           16-0417150
(State or other jurisdiction of                (IRS Employer Identification No.)
incorporation or organization)

                                343 STATE STREET
                            ROCHESTER, NEW YORK 14650
                                  716-724-4000
        (Address, including zip code, and telephone number including area code, of registrant's principal executive office)
                     --------------------------------------
                            Joyce P. Haag, Secretary
                              Eastman Kodak Company
                                343 State Street
                            Rochester, New York 14650
                                  716-724-4368
    (Name, address, including zip code, and telephone number, including area code, of agent for service)
                     --------------------------------------
Approximate date of commencement of proposed sale to the public: At such time or times after the effective date of this Registration Statement as the selling shareholder shall determine.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: |_|

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box: |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                         CALCULATION OF REGISTRATION FEE

                  Proposed                           Proposed         Amount of
Securities to   Amount to be   Maximum Offering  Maximum Aggregate  Registration
be Registered    Registered    Price Per Share*   Offering Price*        Fee
-------------   ------------   ----------------  -----------------  ------------
Common Stock
$2.50 par value  317,496 shares      $44.32        $14,071,422        $3,517.85


*Inserted solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, and based upon the average of the high and low trade prices for the registrant's Common Stock on the New York Stock Exchange on March 12, 2001.

PROSPECTUS

                              EASTMAN KODAK COMPANY

                         317,496 Shares of Common Stock

         This Prospectus relates to up to 317,496 shares of common stock, par value $2.50 per share, of Eastman Kodak Company, a New Jersey corporation, all of which may be offered from time to time by the selling shareholder named herein. The company will not receive any of the proceeds from the sale of the shares. The shares are being registered pursuant to agreements in which the company granted the selling shareholder certain registration rights with respect to the shares.

         The common stock of the company is traded on the New York Stock Exchange. The average of the high and low trade prices of the common stock as reported on the New York Stock Exchange on March 12, 2001, was $44.32 per share. The selling shareholder will bear the costs relating to the registration of the shares, which are estimated to be approximately $7,017.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 The date of this Prospectus is March 13, 2001.

The information in this Prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                                   THE COMPANY

         Eastman Kodak Company is engaged primarily in developing, manufacturing, and marketing consumer, professional, health and other imaging products and services.

                                  THE OFFERING

         This Prospectus relates to up to 317,496 shares of the company's common stock, par value $2.50 per share. These shares were issued in connection with the acquisition of a portion of the stock of another corporation by Kodak. Of the shares offered by this Prospectus, 57,901 shares are held in escrow and will be released to the selling shareholder, or returned to the company, upon the happening of certain events. The shares may be offered from time to time as described under the heading "Plan of Distribution" by the selling shareholder named under the heading "Selling Shareholder." The company will not receive any of the proceeds from the sale of the shares. In connection with the acquisition, the company entered into agreements with the selling shareholder in which the company agreed to register the shares.

                               SELLING SHAREHOLDER

         All of the shares described in this Prospectus may be sold by the selling shareholder, Robert E. McCarthy, who has informed the company that he beneficially owns, or upon their release from the escrow to him will own, all 317,496 shares of the common stock offered by this Prospectus and that he will own no shares of Kodak common stock upon sale of the shares described in this Prospectus. The selling shareholder is not an officer or employee of Kodak.

                         DESCRIPTION OF THE COMMON STOCK

         Each share of Kodak common stock ranks equally with all other shares of Kodak common stock with respect to dividends. Dividends may be declared by the Board of Directors and paid by Kodak at such times as the Board of Directors determines, all pursuant to the provisions of the New Jersey Business Corporations Act.

         Each holder of Kodak common stock is entitled to one vote per share of such stock held. Kodak common stock does not have cumulative voting rights. Holders of Kodak common stock are entitled to vote on all matters requiring shareholder approval under New Jersey law and Kodak's Restated Certificate of Incorporation and By-Laws, and to elect the members of the Board of Directors. Directors are divided into three classes, each such class, as nearly as possible, having the same number of directors. At each annual meeting of the shareholders, the directors chosen to succeed those whose terms have then expired shall be identified as being of the same class as the directors they succeeded and shall be elected by the shareholders for a term expiring at the third succeeding annual meeting of shareholders.

         Holders of Kodak common stock are entitled on liquidation to receive all assets which remain after payment to creditors and holders of preferred stock.

         Holders of Kodak common stock are not entitled to preemptive rights. There are no provisions for redemption, conversion rights, sinking funds, or liability for further calls or assessments by Kodak with respect to Kodak common stock.

                              PLAN OF DISTRIBUTION

         This Prospectus relates to the offer by the selling shareholder of up to 317,496 shares of Kodak common stock. The selling shareholder is offering the shares for his own account, and not for the account of Kodak. Kodak will not receive any proceeds from the sale of the shares by the selling shareholder.

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

         The selling shareholder may sell the shares of common stock from time to time on any stock exchange or automated interdealer quotation system on which the shares of common stock are listed, in the over-the-counter market, in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at prices otherwise negotiated. The selling shareholder may sell the shares of common stock by one or more of the following methods, without limitation:

                  (a) block trades in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

                  (b) purchases by a broker or dealer as principal and resale by the broker or dealer for its own account pursuant to this Prospectus;

                  (c) an exchange distribution in accordance with the rules of any stock exchange on which the shares of common stock are listed;

                  (d) ordinary brokerage transactions and transactions in which the broker solicits purchases;

                  (e) privately negotiated transactions;

                  (f) short sales;

                  (g) through the writing of options on the shares of common stock, whether or not the options are listed on an options exchange;

                  (h) one or more underwritten offerings on a firm commitment or best efforts basis; and

                  (i) any combination of any of these methods of sale.

         The selling shareholder may also transfer the shares of common stock by gift. Kodak does not know of any arrangements made by the selling shareholder for the sale of any of the shares of common stock.

         The selling shareholder may engage brokers and dealers, and any brokers or dealers may arrange for other brokers or dealers to participate in effecting sales of the shares of common stock. These brokers, dealers or underwriters may act as principals, or as an agent of the selling shareholder. Broker-dealers may agree with the selling shareholder to sell a specified number of the shares of common stock at a stipulated price per share. If the broker-dealer is unable to sell shares of common stock acting as agent for the selling shareholder, it may purchase as principal any unsold shares of common stock at the stipulated price. Broker-dealers who acquire shares of common stock as principals may thereafter resell the shares of common stock from time to time in transactions on any stock exchange or automated interdealer quotation system on which the shares of common stock are then listed, at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above.

         To the extent required under the Securities Act of 1933, the aggregate amount of the selling shareholder's shares of common stock being offered and the terms of the offering, the names of any agents, brokers, dealers or underwriters and any applicable commission with respect to a particular offer will be set forth in an accompanying prospectus supplement. Any underwriters, dealers, brokers or agents participating in the distribution of the shares of common stock may receive compensation in the form of underwriting discounts, concessions, commissions or fees from the selling shareholder and/or purchasers of the selling shareholder's shares of common stock, for whom they may act (which compensation as to a particular broker-dealer might be in excess of customary commissions).

         The selling shareholder and any underwriters, brokers, dealers or agents that participate in the distribution of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act of

1933, and any discounts, concessions, commissions or fees received by them and any profit on the resale of the shares of common stock sold by them may be deemed to be underwriting discounts and commissions.

         The selling shareholder may enter into hedging transactions with broker-dealers, and the broker-dealers may engage in short sales of the shares of common stock in the course of hedging the positions they assume with the selling shareholder, including, without limitation, in connection with distributions of the shares of common stock by those broker-dealers. The selling shareholder may enter into option or other transactions with broker-dealers that involve the delivery of the shares of common stock offered hereby to the broker-dealers, who may then resell or otherwise transfer those shares of common stock. The selling shareholder may also loan or pledge the shares of common stock offered hereby to a broker-dealer, and the broker-dealer may sell such shares, or upon a default, may sell or otherwise transfer such shares.

         The selling shareholder and other persons participating in the sale or distribution of the shares of common stock will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations thereunder, including Regulation M. This regulation may limit the timing of purchases and sales of any of the shares of common stock by the selling shareholder and any other person. The anti-manipulation rules under the Securities Exchange Act of 1934 may apply to sales of shares of common stock in the market and to the activities of the selling shareholder and his agents. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the particular shares of common stock being distributed for a period of up to five business days before the distribution. These restrictions may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

         The selling shareholder will be subject to the prospectus delivery requirements of the Securities Act of 1933, which may include, with respect to the common stock, delivery through the facilities of the New York Stock Exchange pursuant to Rule 153 under the Securities Act of 1933.

         In order to comply with the securities laws of certain states, if applicable, the shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states, the shares may not be sold unless registered or qualified for sale in such state or unless an exemption from registration or qualification is available and such sale is made in compliance with such exemption.

         Of the shares offered by this Prospectus 57,901 shares are held in escrow and will be released to the selling shareholder, or returned to the company, upon the happening of certain events. Upon release to the selling shareholder, the shares held in escrow will be distributed in the manner described above. There is no assurance that the selling shareholder will sell any or all of the shares offered hereby.

                       WHERE YOU CAN FIND MORE INFORMATION

         The company files reports, including annual reports on Form 10-K and quarterly reports on Form 10-Q, proxy statements and other information with the Securities and Exchange Commission. This information may be reviewed and copied (at fixed rates) at the public reference facilities of SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the following regional offices of the SEC: 7 World Trade Center, Suite 1300, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may also obtain this information from the SEC's web site at http://www.sec.gov. The reports, proxy statements and other information concerning the company can also be inspected at the offices of the New York Stock Exchange, 111 Wall Street, New York, New York 10005.

         The company has filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933 with respect to the shares of common stock offered by this Prospectus. This Prospectus is a part of the registration statement but does not contain all the information contained in, or filed as exhibits to, the registration statement. Since certain portions of the registration statement have been omitted pursuant to rules of the SEC, you may refer to the registration statement and its exhibits for more complete information about documents described in this Prospectus. While complete in material respects, any descriptions of documents in this Prospectus are summaries. Please refer to the full text of documents filed as exhibits for complete descriptions.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

         The following documents filed by the company with the SEC are incorporated by reference in this Prospectus:

         -- the company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000, filed pursuant to Section 13 of the Securities Exchange Act of 1934 with the SEC on March 13, 2001.

         Kodak also incorporates by reference additional documents that may be filed by the company with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this Prospectus. These include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as proxy statements.

         This Prospectus incorporates by reference documents that are not presented or delivered to you with it. We will send you copies of these documents, exclusive of exhibits, at no cost to you. Please direct your requests to the to the company's principal executive offices: Attn: Secretary, 343 State Street, Rochester, New York 14650, telephone number (716) 724-4000.

                                  LEGAL MATTERS

         The legality of the securities being offered hereby has been passed upon by Gary P. Van Graafeiland, Senior Vice President and General Counsel of Kodak. Mr. Van Graafeiland owns and has options to purchase Kodak common stock.


                                     EXPERTS

         The consolidated financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2000 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.          Other Expenses of Issuance and Distribution.

         The expenses relating to the registration of shares will be borne by the selling shareholder. Such expenses are estimated to be as follows:

         SEC Registration Fee                                    $3,517.00
         Accountant's Fees                                       $    0.00
         Legal Fees                                              $3,000.00
         Miscellaneous                                           $  500.00
         Total                                                   $7,017.00

Item 15. Indemnification.

         Section 14A: 3-5 of the New Jersey Business Corporation Act empowers a corporation to indemnify its directors, officers, and employees against (a) expenses or liabilities in connection with any proceeding involving such persons by reason of their being such directors, officers, or employees, other than a proceeding by or in the right of the corporation, if (i) such directors, officers, or employees acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interets of the corporation and,
(ii) with respect to any criminal proceeding, such directors, officers, or employees had no reasonable cause to believe their conduct was unlawful, and (b) expenses in connection with any proceeding by or in the right of the corporation to procure a judgment in its favor involving such persons by reason of their being such directors, officers, or employees if such directors, officers, or employees acted in good faith and in a manner which they reasonably believed to be in or not opposed to the best interests of the corporation. Article 8,
Section 2 of the Company's by-laws provides for indemnification, to the full extent permitted by law, of the Company's directors, officers, and employees. In addition, the Company maintains directors and officers liability insurance insuring its directors and officers against that which they cannot be indemnified by the Company.

Item 16. List of Exhibits

Exhibit
-------
Number       Description                                 Location
-----        -----------                                 --------

4(a)         Certificate of Incorporation                Incorporated by
                                                         reference to Exhibit 3A
                                                         to the registrant's
                                                         1998 Annual Report
                                                         on Form 10-K

4(b)         By-laws, as amended through                 Incorporated by
             February 12, 1999                           reference to Exhibit 3B
                                                         to the registrant's
                                                         1998 Annual Report
                                                         on Form 10-K

5            Opinion of Gary P. Van Graafeiland          Filed herewith

23(a)        Consent of PricewaterhouseCoopers LLP       Filed herewith
             as Independent Accountants

23(b)        Consent of Gary P. Van Graafeiland          Included in Exhibit 5


                                      II-1
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24           Power of Attorney                           Included on signature
                                                         page


Item 17. Undertakings

         The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act if 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) For purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
         1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers, or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rochester, State of New York on March 13, 2001.

                                     EASTMAN KODAK COMPANY

                                     By: /s/ Daniel A. Carp
                                        ---------------------
                                     Daniel A. Carp
                                     Chairman of the Board,
                                     President and Chief Executive Officer

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby severally constitutes and appoints Gary P. Van Graafeiland, Lawrence L. Hickey and Joyce P. Haag, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and as of the dates indicated.

/s/ Daniel A. Carp                Chairman of the Board,       March 13, 2001
------------------------          President and
Daniel A. Carp                    Chief Executive
                                  Officer (Principal
                                  Executive Officer)

/s/ Robert H. Brust               Executive Vice President     March 13, 2001
------------------------          and Chief Financial
Robert H. Brust                   Officer (Principal
                                  Financial Officer)

/s/ E. Mark Rajkowski             Controller                   March 13, 2001
------------------------          (Principal Accounting
E. Mark Rajkowski                 Officer)


/s/ Richard S. Braddock           Director                     March 13, 2001
------------------------
Richard S. Braddock


/s/ Martha Layne Collins          Director                     March 13, 2001
------------------------
Martha Layne Collins


/s/ Alice F. Emerson              Director                     March 13, 2001
------------------------
Alice F. Emerson


/s/ Paul E. Gray                  Director                     March 13, 2001
------------------------
Paul E. Gray



                                      II-3
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/s/ Durk I. Jager                 Director                     March 13, 2001
------------------------
Durk I. Jager


/s/ Debra L. Lee                  Director                     March 13, 2001
------------------------
Debra L. Lee


/s/ John J. Phelan, Jr.           Director                     March 13, 2001
------------------------
John J. Phelan, Jr.


/s/ Hector de J. Ruiz             Director                     March 13, 2001
------------------------
Hector de J. Ruiz


/s/ Laura D'Andrea Tyson          Director                     March 13, 2001
------------------------
Laura D'Andrea Tyson


/s/ Richard A. Zimmerman          Director                     March 13, 2001
------------------------
Richard A. Zimmerman